Exhibit 10.13

AMENDED & RESTATED EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of November 25, 2022 (“Effective Date”) between Brian Chang (“Employee”) and GAN Nevada, Inc., including its Affiliates (collectively, the “Company”). Employee and Company shall be referred to collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the Parties previously executed one or more offer letters, employment agreements, letters, and if applicable, amendments thereto (collectively, the “Prior Agreement”);

WHEREAS, the Company desires to continue to employ Employee on the terms set forth herein;

WHEREAS, the Company may provide Employee with the Company’s Confidential Information and may also provide the opportunity to develop relationships with the Company’s business contacts;

WHEREAS, Employee agrees that if Employee receives the foregoing, it may give Employee an unfair competitive advantage if Employee’s activities during employment, and for a reasonable period thereafter, were not restricted as provided for in this Agreement; and

WHEREAS, the Parties intend for this Agreement to supersede and replace any agreement, offer letter, promise, representation, or understanding between the Parties regarding Employee’s employment with the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the adequacy and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. At-Will Employment. Employee’s employment with the Company is, and has always been, at-will. To that end, Employee’s employment with the Company is not for a specified term. Employee has the right to resign from Employee’s employment with the Company at any time, with or without notice to the Company with or without cause. The Company also is free to terminate Employee’s employment with the Company at any time, with or without notice to Employee and with or without cause.

2. Position and Duties.

a. Duties. The Company hereby employs Employee as Interim Chief Financial Officer (an exempt position). The Company recognizes the Employee is in the position on an interim basis until the position of Chief Financial Officer is filled by a candidate on a full-time basis. During Employee’s employment with Company (“Employment”), Employee shall report to the supervisor (the “Supervisor”) identified in the job description (“Job Description”) attached hereto as Exhibit A. Employee’s duties, authority and responsibilities shall include, but will not be limited to, those identified in the Job Description and those which are considered customary and commensurate with Employee’s position. Employee’s Job Description and duties, authority, and responsibilities shall be determined by the Supervisor and may be adjusted from time to time by the Supervisor. In the event that the Job Description language conflicts with this Agreement, this Agreement shall govern.

b. Change of Position After Interim Basis. Once the Chief Financial Officer position has been filled on a full-time basis, the Employee’s title will immediately be changed to Chief Accounting Officer. The Employee’s compensation terms (Section 4) will not change.

c. Devotion of Time. During Employee’s Employment, Employee shall devote substantially all of Employee’s business time and attention to the performance of Employee’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise whether or not it would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Supervisor.

3. Place of Performance. The principal place of Employee’s employment shall be Irvine, California, United States (“Principal Place of Employment”), provided that Employee may be required to travel on Company business during Employee’s Employment with the Company. If the Company requests Employee to relocate more than 30 miles from the Principal Place of Employment, and if Employee agrees to such request, then the Company will pay for Employee’s reasonable and necessary costs of relocation (e.g., moving expenses).

4. Compensation.

a. Base Salary. The Company shall pay Employee a salary equivalent to an annual salary of $330,000.00, which the Company shall pay to Employee in accordance with the Company’s customary payroll practices and applicable wage payment laws. Employee’s salary set forth in this section and as in effect from time to time, is hereinafter referred to as “Base Salary.”

b. Bonus. The Company offers an annual bonus (“Bonus”) for which certain Employees are eligible. The Bonus is not guaranteed to the Employee. In any given year, it is at the Company’s discretion whether the Bonus is paid, and the Company reserves the right to amend the Bonus calculation, eligibility, payment timing and any other parameters pertaining to the Bonus from time to time.

i. Employee is eligible for a maximum Bonus amount, if any, equal in value of up to 100% of Employee’s Base Salary actually paid to Employee for each calendar year the Employee is actively employed with the Company. The Bonus amount is based 50% upon the Company’s performance and 50% upon the Employee meeting performance objectives. The performance objectives are defined by the Supervisor in consultation with the Employee.

ii. The Bonus shall be paid within 90 calendar days following the end of the Company’s applicable fiscal year.

iii. In order to receive a Bonus, Employee must be employed by the Company on the date the Bonus is paid and must be materially in compliance with this Agreement.

iv. Notwithstanding the forgoing, the Bonus may be paid through the issuance of restricted stock subject to the terms of an Award Agreement (as defined below) in any year at the Company’s sole determination. Any restricted stock issued in lieu of a cash Bonus are immediately vested.

c. Equity. The Company has established a 2020 Equity Incentive Plan (the “Plan”) that was adopted on or about May 4, 2020, which is attached hereto as Exhibit B and incorporated by reference.

i. Employee may have been granted stock options under the Plan, or a prior equity plan, pursuant to one or more grant agreements (each, an “Award Agreement”) that contain, among other things, the vesting schedule, strike price, expiration date, and other terms and is incorporated herein by reference.

ii. For each calendar year commencing in the year following the year in which the Effective Date occurs, but not later than March 31 of each such year, Employee is eligible to receive, but not guaranteed, an annual grant of stock options or other form of equity grant under an Award Agreement in an amount established by the Company’s Chief Executive Officer (the “CEO”) and in consultation with the Compensation Committee of the Company’s Board of Directors (the “Board”).

iii. The equity awarded in this section pursuant to a past or future Award Agreement shall be referred to as “Equity Awards.”

d. Expenses. Employee shall be entitled to reimbursement for reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by Employee in connection with the performance of Employee’s duties hereunder, provided that, Employee complies with the Company’s expense reimbursement policies and procedures then in effect. In addition to the forgoing, if applicable, Employee shall be entitled to reimbursement of all gaming license fees and expenses related to the preparation and submission of gaming license applications that may be required by Employee’s position with the Company (collectively, “Business Expenses”).

e. Benefits. Employee shall be entitled to participate in all of the employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any of the Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law. Employee may request a copy of the Company’s current Employee Benefit Plans at any time, including prior to executing this Employment Agreement.

f. Vacation. During Employee’s Employment, Employee shall be entitled to twenty-five (25) paid vacation days per calendar year (prorated for partial years) in accordance with the Company’s vacation policies, as in effect from time to time. Employee shall receive other leaves in accordance with applicable law and the Company’s policies, as such policies may exist from time to time.

g. Taxes and Withholdings. All amounts payable to Employee under this section shall be subject to all required federal, state, and local withholdings, payroll deductions, and taxes and requirements under applicable laws.

5. Definitions. For purpose of this Agreement,

a. “Affiliate” means, with respect to any Person, any Person that controls, is controlled by or is under common control with such Person or an Affiliate of such Person.

b. “Cause” means any of the following conduct by Employee:

i. the failure to successfully pass the Company’s background screening, which may include, but is not limited to, criminal and financial background investigations, and verification of prior employment, education, degrees, certifications, training, and other credentials;

ii. the conviction or admission, including a plea of nolo contendre, of a felony, or the conviction or admission of any other act or omission involving material dishonesty or fraud with respect to the Company or any of its Subsidiaries or Affiliates;

iii. the failure to perform material duties of the position held by Employee, or any other material breach of this Agreement, which breach remains uncured for a period of 10 days after the Company’s written notice to Employee describing such breach;

iv. an act of dishonesty, fraud, misappropriation, embezzlement, breach of trust, or intentional misconduct with respect to the Company or any of its Subsidiaries or Affiliates;

v. the illegal use or possession of drugs in or on the Company’s premises;

vi. excessive or irresponsible use of alcohol that has a direct impact to the Employee’s performance and execution of the Employee’s duties and responsibilities;

vii. intentional and willful misconduct that may subject the Company to criminal or civil liability;

viii. material or repeated failure to comply with the Company’s policies and procedures;

ix. failure to cooperate, or timely cooperate, in any investigation by the Company or with any investigation, inquiry, hearings, or similar proceedings by any governmental authority having jurisdiction over the Company or its Subsidiaries or Affiliates;

x. being found unsuitable for, or having been denied, a gaming license, or having such license revoked by a gaming regulatory authority in any jurisdiction in which the Company or any of its subsidiaries or affiliates conducts operations;

xi. willful or material misrepresentation to the Company, or

xii. breach of any of the material terms of this Agreement.

c. “Change-in-Control” means and includes any of the following occurrences:

i. Any Person, including a group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of stock of the Company with respect to which fifty percent (50%) or more of the total number of votes for the election of the Board may be cast;

ii. As a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, persons who were directors of the Company just prior to such event shall cease to constitute a majority of the Board;

iii. The consummation of a sale or other disposition of all or substantially all the assets of the Company; or

iv. A tender offer or exchange offer is made and consummated for the ownership of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities.

A transaction shall not constitute a Change-in-Control if its sole purpose is to change the jurisdiction of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions.

d. “Claim” or “Claims” means any allegation, dispute, claim, causes of action, complaint, grievance, charge, action, petition, or demand, whether or not filed, including any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative.

e. “Disability” means the disability of Employee caused by any physical or mental injury, illness, or incapacity, as a result of which Employee is unable to effectively perform the essential functions of Employee’s duties for a continuous period of more than 90 days or for 120 days (whether or not continuous) in any 240-day period, as determined by an independent, legally qualified medical doctor selected by the Company’s health or disability insurer.

f. “Good Reason” means, without Employee’s written consent: (i) any material reduction of Employee’s benefits, unless such reduction is in connection with a general reduction of benefits across the Company or successor company; (ii) any material reduction in Employee’s compensation, unless such reduction is in connection with a general reduction of compensation across the Company; or (iii) any failure to pay timely and completely any Base Salary or Bonus owed to Employee.

g. “Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fund, any other business entity and a governmental entity, or any department, agency or political subdivision thereof.

h. “Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

i. “Termination Date” means:

i. if Employee’s employment hereunder terminates on account of Employee’s death, the date of Employee’s death;

ii. if Employee’s employment hereunder is terminated on account of Employee’s Disability, the date that it is determined that Employee has a Disability;

iii. if the Company terminates Employee’s employment hereunder for Cause, the date the written notice of termination is delivered to Employee;

iv. if the Company terminates Employee’s employment hereunder without Cause, the date specified in the written notice of termination delivered to Employee; and

v. if Employee terminates his employment hereunder with or without Good Reason, the date specified in Employee’s written notice of termination delivered to the Company.

6. Indemnification. The Company shall, to the maximum extent permitted by law, indemnify, defend, and hold harmless Employee from and against Claims, losses, damages, liabilities, actions, judgments, court costs, and legal and other expenses arising as a result of Employee’s Employment with the Company, and for any acts, omissions, and decisions made in good faith while performing services for the Company. To the same extent, the Company will pay, and subject to any legal limitations, advance all expenses, including reasonable attorneys’ fees, expenses, disbursements, and costs of judgments, fines and amounts of settlements, actually and necessarily incurred by Employee in connection with the defense of any action, suit or proceeding and in connection with any appeal, which has been brought against Employee by reason of his service as an officer or agent of the Company. The Company will, upon the Company’s sole option, assume the defense and directly bear all of the expense of any action or proceedings that may arise for which Employee is entitled to indemnification pursuant to this Section. The Company’s obligations to indemnify and hold Employee harmless as provided herein shall survive the termination of this Agreement indefinitely.

7. Termination of Employment and Severance. Upon termination of Employee’s employment with the Company for any reason, Employee shall receive (i) all earned, but unpaid, Base Salary as of the Termination Date; (ii) all earned and vested Equity Awards as of the Termination Date; (iii) accrued and earned, but unused, vacation days as of the Termination Date; and (iv) payment of any outstanding Business Expenses submitted to the Company in accordance with the Company’s policies and procedures (collectively, “Accrued Payments”). The Company shall pay Employee the Accrued Payments pursuant to the timing requirements set forth in applicable law.

a. Termination for Cause. The Company may, at any time and without notice, terminate Employee’s employment with the Company for Cause. In the event the Company terminates Employee’s employment for Cause, the Company shall provide only Accrued Payments to Employee; the Company shall not provide Employee any unearned Bonus or unvested Equity Awards.

b. Voluntary Termination (Other Than for Good Reason). Employee may, at any time and without notice, voluntarily terminate Employee’s employment with the Company without Good Reason. In the event Employee terminates Employee’s employment with the Company on any basis other than for Good Reason, the Company shall provide only Accrued Payments to Employee; the Company shall not provide Employee any unearned Bonus or unvested Equity Awards.

c. Termination for Good Reason. Employee may voluntarily terminate Employee’s employment with the Company with Good Reason. If Employee provides written notice to the CEO within 30 days after the event or condition constituting Good Reason arises, and the Company fails to remedy the event or condition (if capable of curing) within 30 days after the written notice is provided, the Company shall provide to Employee: (i) Accrued Payments; (ii) a cash severance payment in an amount equal to 12 months of Employee’s then-current Base Salary, payable in a lump sum within 10 calendar days following the applicable revocation period of the release referenced in Section 7(e)(ii) herein; (iii) notwithstanding anything to the contrary in this Agreement, any Award Agreement, or elsewhere, Employee’s unvested Equity Awards will accelerate and become vested, non-forfeitable, and exercisable on a pro rata basis as of the Termination Date, regardless of any limitation with respect to time, performance, vesting, or other restrictions, based on the portion of the vesting period of the applicable Equity Award during which Executive was an active employee of the Company (the “Pro Rata Acceleration”); and (iv) on a monthly basis, for a period of twelve (12) months, the Company’s monthly share of premiums required to continue Executive’s and Executive’s dependents group health insurance benefits (medical, dental, and vision) after the Termination Date under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); provided that the Company shall cease paying such COBRA premiums on the day Executive begins employment with another company, entity, or Person following the Termination Date and is eligible to receive similar benefits.

d. Termination Without Cause; Termination Due to Death or Disability. The Company may, at any time and without notice, terminate Employee’s employment with the Company without Cause. In the event the Company terminates Employee’s employment without Cause, the Company shall provide to Employee: (i) Accrued Payments; (ii) a cash severance payment in an amount equal to 12 months of Employee’s then-current Base Salary, payable in a lump sum within 10 calendar days following the Termination Date; (iii) the Pro Rata Acceleration; and (iv) on a monthly basis, for a period of twelve (12) months, the Company’s monthly share of premiums required to continue Executive’s and Executive’s dependents group health insurance benefits (medical, dental, and vision) after the Termination Date under the applicable provisions of COBRA; provided that the Company shall cease paying such COBRA premiums on the day Executive begins employment with another company, entity, or Person following the Termination Date and is eligible to receive similar benefits.

e. Conditions of Payments. Excluding Accrued Payments, all payments set forth in this section that are not otherwise required by law shall be payable so long as:

i. Employee complies with this Agreement, including, but not limited to, Section 9 through Section 14; and

ii. Within 30 days of the Termination Date, or as otherwise agreed to by the Company and Employee, Employee (or Employee’s beneficiary or estate) delivers to the Company and does not revoke (under the terms of applicable law) a general release of all of Employee’s Claims against the Company, the Company’s Affiliates, and the Company’s Subsidiaries, substantially in the form attached hereto as Exhibit C; provided that, if necessary, such general release may be updated and revised by the Company to comply with applicable law to achieve its intent. The Company is not obligated to make any payments to Employee other than Accrued Payments in the event of Employee’s failure to execute and return such release without revocation; provided that, the Company must first notify Employee or Employee’s estate of the failure to deliver such general release and provide (x) to Employee 10 business days to cure such failure, or (y) in the event of death, to Employee’s estate 30 days to cure such failure.

8. Change-in-Control Payments. Not in limitation of the forgoing, upon a Change-in-Control, Employee shall be entitled to the additional payments set forth in this section set forth in this section incremental to any other compensation due to Employee under this Agreement, subject to Employee executing the release referenced in Section 7(e)(ii) herein.

a. Transaction Bonus. If a Change-in-Control occurs, the Company shall pay Employee a transaction bonus in an amount equal to one hundred percent (100%) of Employee’s then-current Base Salary (the “Transaction Bonus”). The Company shall pay Employee the Transaction Bonus in a lump sum within ten (10) days following the Change-in-Control.

b. Equity Acceleration. Notwithstanding anything to the contrary in this Agreement, an Award Agreement, or otherwise, if Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason within three (3) months before or two (2) years after a Change-in-Control occurs, all of Executive’s Equity Awards shall accelerate and become fully vested, non-forfeitable, and exercisable, regardless of any limitation with respect to time, performance, vesting, or other restrictions.

c. Elevated Cash Severance and Benefits. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason within three (3) months before or two (2) years after a Change-in-Control occurs, then the Company shall (i) in lieu of any amounts payable under Section 8(c) or 8(d), except for the Accrued Payments, which shall always be due and payable to the Executive, provide to Executive a cash severance payment in an amount equal to one and one-half (1.5) times the sum of Executive’s then-current Base Salary and Target Bonus, payable in a lump sum within ten (10) calendar days of the Termination Date; (ii) a pro rata bonus payment in an amount equal to the Target Bonus for the year in which the Termination Date occurs multiplied by a fraction the numerator of which is the number of days in the applicable year through the Termination Date and the denominator of which is 365, with such amount payable in a lump sum on the date in which the Company pays bonuses to other employees for the applicable year (the “Pro Rata Bonus”); (iii) on a monthly basis, for a period of eighteen (18) months, pay the Company’s monthly share of premiums required to continue Executive’s and Executive’s dependents group health insurance benefits (medical, dental, and vision) after the Termination Date under the applicable provisions of COBRA; provided that the Company shall cease paying such COBRA premiums on the day Executive begins employment with another company, entity, or Person following the Termination Date and is eligible to receive similar benefits.

9. Non-Disclosure and Non-Use of Confidentiality, Proprietary, and Trade Secret Information.

a. Protection Against Disclosure. Employee acknowledges that, during Employee’s employment with the Company, Employee will gain knowledge of and access to certain Confidential Information (as defined below in Section 9(e)). Employee agrees to undertake a fiduciary obligation to protect against the disclosure and use of any Confidential Information. Both during and after Employee’s Employment, Employee shall not disclose, communicate, divulge, or allow another Person to use to their personal, competitive, or economic advantage any Confidential Information, except when Employee has received prior written consent from the CEO or as otherwise required by law or by judicial or administrative process or order, and in that case only after complying with Section 9(b) below.

b. Notifying the Company. If a Person not a Party to this Agreement requests or demands that Employee disclose Confidential Information or produce documents containing Confidential Information, Employee will, to the extent permitted by law, immediately notify the CEO and will provide the Company a reasonable opportunity to respond to such request or demand before Employee responds to the request or demand.

c. Defend Trade Secrets Act Notice. Notwithstanding the foregoing nondisclosure obligations, pursuant to 18 U.S.C. § 1833(b), Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

d. Disclosure to Government Agencies. Employee understands and acknowledges that nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission, including state or tribal gaming regulators (individually, “Government Agency”; collectively, “Government Agencies”). Employee further understands and acknowledges that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or to otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.

e. Definition of Confidential Information. As used herein, “Confidential Information” means any Company confidential, proprietary, or trade secrets information, including, but not limited to, technical data, know-how, research, product plans and developments, prototypes, products, services, client lists, prospective clients list, client or potential client contact information, proposals, client purchasing practices, prices and pricing methodology, cost information, terms and conditions of business relationships with clients, client research and other needs, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, distribution and sales methods and systems, sales and profit figures, financial information, business information, operation information, plans, personnel information, as well as reports and other business information that Employee learns of, obtains, or that is disclosed to Employee during Employee’s Employment.

f. The restrictions provided for in this section shall not be construed to prohibit the use of general knowledge and experience customarily relied upon in Employee’s trade or profession that is not specific to the particular business matters of the Company (such as its technology or customers), nor shall it be construed to be a form of covenant not to compete (such a construction would be contrary to the intent of the parties). Notwithstanding the foregoing, the unauthorized disclosure of a particular item of Confidential Information to a competitor will qualify as prohibited misappropriation of the Confidential Information. Employee acknowledges and agrees that the Confidential Information is the property of Company and a special and unique asset of the Company. The Confidential Information derives independent economic value, actual or potential, from not being generally known by the public or by other persons or entities who can obtain economic value from its use or disclosure, and thus shall be protected.

g. Return of Company Property. Upon any termination of this Agreement, termination of Employee’s employment, or any request by the Company, Employee shall immediately return all Company property, documents, files, records, stored data, emails, pictures, videos, laptops, computers, phones, equipment, and Confidential Information to Company.

10. Inventions and Assignments.

a. Assignment to the Company. Any and all products, writings, inventions, improvements, processes, formulas, procedures, and techniques which Employee may make, conceive, discover, or develop, either solely or jointly with any other person, at any time when Employee is an employee of the Company, whether or not during working hours and whether or not at the request or upon the suggestion of the Company, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company. Employee shall make full disclosure to the Company of all such products, writings, inventions, improvements, processes, procedures, formula, and techniques and shall do everything necessary or desirable to vest the absolute title thereto in the Company. Employee shall write and prepare all specifications, formulas, and procedures regarding such products, inventions, improvements, processes, procedures, and techniques and otherwise aid and assist the Company so that the Company can prepare and present applications for copyright or patent letters therefore and can secure such copyright or patent letters wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the records title to such copyright or patents so that the Company shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. Employee shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, inventions, improvements, formulas, processes, procedures and techniques.

b. California Labor Code Section 2872 Notice. For Employees with a Personal Place of Employment within California, notwithstanding the foregoing rights and obligations, and pursuant to California Labor Code section 2872, a Company invention shall not include inventions which qualifies fully under the provisions of California Labor Code section 2870 (attached as Exhibit D), including any idea or invention which is developed entirely on Employee’s own time without using Company’s equipment, supplies, facilities, or trade secrets, and which is not related to the Company’s business (either actual or demonstrably anticipated), and which does not result from work performed for the Company.

11. Additional Restrictive Covenants. Employee understands that the nature of Employee’s position gives Employee access to and knowledge of Confidential Information and places him or her in a position of trust and confidence with the Company. Employee further understands and acknowledges that the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by Employee is likely to result in unfair or unlawful competitive activity. Employee acknowledges that the Company has expended, and will continue to expend, substantial time, money and effort in developing its Confidential Information; Employee may in the course of Employee’s employment be personally entrusted with and exposed to the Company’s Confidential Information and may have access to the Company’s customers; and the Company would suffer great loss and irreparable harm if Employee were to enter into competition with the Company. Therefore, accordingly, Employee acknowledges and agrees to the restrictive covenants set forth in this section.

a. Non-Competition. Employee agrees that during Employee’s employment with the Company, and for one (1) year following the Termination Date (the “Covenant Period”), Employee will not directly or through others, whether as an owner, director, officer, manager, consultant or employee: (i) provide services for the benefit of any Restricted Business (as defined below) within the Territory (as defined below) that are the same or similar in function or purpose to those Employee provided to the Company during the last year of Employee’s employment with the Company, or such shorter period of time as Employee was employed by the Company (“Look Back Period”); or (ii) take on any other responsibilities for a Restricted Business that would involve the probable use or disclosure of Confidential Information or the conversion of Covered Customers (as defined below) to the benefit of a Competing Business or detriment of the Company. For purposes of this Agreement, “Restricted Business” means those entities or persons primarily engaged in the business of developing, marketing, selling, licensing, and supplying online gaming technology to gaming businesses (business to business) in which the Company engages or in which the Company has an actual intention, as evidenced by the Company’s written business plans to engage, in any country in which the Company does business as of the Termination Date. Because Employee is employed by the Company in a senior management position, Employee is presumed to have participated in the Company’s business and/or had Confidential Information about the Company’s business throughout the United States (including state and state-equivalents and county and county-equivalents therein), and therefore “Territory” means the United States. For the avoidance of doubt, gaming companies that do not conduct business online, and provide products to other businesses, shall not be considered a Restricted Business. Employee agrees that the restrictions on competition, as to time, geographic area, and scope of activity, required by this section are reasonable, do not impose a greater restraint that necessary to protect the goodwill and business interests of the Company, and are not unduly burdensome to Employee.

b. Non-Compete Consideration; Waiver. In exchange for Executive’s non-compete restriction during the Covenant Period, the Company shall continue to pay Executive’s Base Salary during the Covenant Period (“Garden Leave Compensation”). The Garden Leave Compensation is specifically intended to compensate Executive for the non-compete restriction, and for the avoidance of doubt, the Garden Leave Compensation shall be cumulative in nature and shall not be reduced or offset by any other payments owed to Executive under this Agreement. Notwithstanding the forgoing, the Company may, upon sixty (60) days prior written notice, in its sole discretion and at any time, elect to waive, in writing, the non-compete restrictions imposed on Executive for all or any portion of the Covenant Period. The Company shall not pay Garden Leave Compensation to Executive for any portion of the Covenant Period where it waived the non-compete restriction. Executive shall promptly notify the Company of any employment that may disqualify Executive from receiving Garden Leave Compensation. Any waiver of the non-compete restriction shall be permanent, and the Company cannot later seek to enforce the non-compete restriction on Executive after any waived period.

c. Non-Solicitation. Employee agrees that during Employee’s employment with the Company, and for the Covenant Period, Employee will not (i) solicit any employee of the Company (a “Covered Employee”) to leave the employment of the Company; or, (ii) assist with hiring or attempting to hire any Covered Employee on behalf of a Restricted Business; or, (ii) solicit, or attempt to solicit a Covered Customer (defined below) for the purpose of doing any business that would compete with the Company’s business; or, (iv) knowingly engage in any conduct that is intended to cause, or could reasonably be expected to cause the Covered Customer (as defined below) to stop or reduce doing business with the Company, or that would involve diverting business opportunities away from the Company. “Covered Customer” means a customer or potential customer of the Company that Employee had contact or dealings with or access to Confidential Information about during the Look Back Period.

d. If California law is deemed to govern this Section, then Paragraphs (a) and (b) shall not apply. Paragraphs (c) shall apply to the extent the solicitation involves the misappropriation of the Company’s trade secret information, such as its protected customer information, as defined by applicable law.

e. If Nevada law is deemed to govern this Section, then Paragraphs (c) shall not apply to former customers or clients of the Company if Employee did not solicit the former customer or client and Employee is otherwise complying with the limitations in this Agreement as to time and scope of activity to be restrained.

12. Cooperation with the Company. The Parties agree that certain matters in which Employee will be involved during Employee’s Employment may necessitate Employee’s cooperation in the future. Accordingly, following the termination of Employee’s employment for any reason and continuing for a period of five (5) years, Employee shall cooperate with the Company regarding any Claim relating to any lawsuit, action, investigation, or audit that (a) is brought by or against the Company and (b) is directly or indirectly related to Employee’s employment with the Company. Company shall reimburse Employee within 14 calendar days for any reasonable expenses or fees incurred by Employee during such cooperation so long as Employee provides receipts or other reasonable evidence of such expenses to the Company.

13. No Cooperation Against the Company. Employee agrees that Employee will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any Claim by any third party or Person against the Company, unless under a subpoena or other court order to do so, and except as otherwise provided in Section 9(c) and (d). Employee agrees both to immediately notify Company in accordance with this Agreement upon receipt of any such subpoena or court order relating to the Company and Related Companies, and to immediately furnish a copy of such subpoena or other court order.

14. Non-Disparagement.

a. Both during and after Employee’s employment with the Company, Employee shall refrain from any disparagement, defamation, libel, or slander of any of the Company and Related Companies. Employee further agrees to refrain from any tortious interference with the contracts and relationships of any of Company and Related Companies. This Section (a) does not prohibit Employee from disclosing illegal acts that occurred at, or is related to, the Company’s workplace.

b. Both during and after Employee’s employment with the Company, the Board, the CEO and the Company’s Executive Committee (collectively, the “Company Representatives”) shall refrain from any disparagement, defamation, libel, or slander of any of Employee. Nothing in this Section (b) shall prohibit the Company Representatives from discussing with third parties, including, but not limited to, reference requests from Employee’s future employers, regarding: (i) Employee’s date of employment, (ii) compensation arrangements, and (iii) the status of Employee’s employment with the Company. Furthermore, nothing in this Section (b) shall prohibit the Company Representatives from engaging in internal discussions within the Company regarding Employee’s performance or the satisfaction or execution of Employee’s duties, responsibility, obligations, or authority.

15. Equitable Remedies. Employee acknowledges and agrees that the Company and Related Companies could be irreparably damaged in the event that any provision of this Agreement were breached and that money damages could be an inadequate remedy for any such nonperformance or breach. Employee agrees that, to the extent permissible under applicable law, the Company shall be entitled, in addition to all other rights and remedies existing in their favor, to seek injunctive or other equitable relief (including a temporary restraining order, a preliminary injunction, and a final injunction) against Employee to prevent any actual or threatened breach of any of such provisions and to enforce such provisions specifically in any court of the United States or any state having jurisdiction, without the necessity of posting a bond or other security or of proving actual damages.

16. Arbitration. The Parties agree that:

a. Scope. Except for Excluded Claims (as defined below in Section 16(g)), any and all Claims arising out of the terms of this Agreement, Employee’s employment with the Company, the separation of Employee’s Employment with the Company, or Employee’s relationship with the Company and Related Companies shall be subject to arbitration in Orange County, California before JAMS, pursuant to the then-existing version of the JAMS Employment Arbitration Rules & Procedures (“JAMS Rules”). The Parties can obtain a copy of the JAMS Rules (i) on the JAMS’ website (https://www.jamsadr.com/rules-employment); (ii) by calling JAMS directly at (800) 352-5267; or (iii) from the Company’s Human Resources Department. The JAMS Rules are incorporated herein by reference. Additionally, pursuant to this Section 16, the Parties agree to arbitrate any and all Claims for violation of any federal, state, local or municipal statute or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the federal Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the California Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act; the California Family Rights Act; the California Labor Code; and the California Business and Professions Code.

b. Arbitrability. The arbitrator, not a court, will determine issues of arbitrability or waiver of arbitrability. The Parties waive any right to have a court determine issues of arbitrability.

c. Arbitrator’s Authority. The arbitrator may grant injunctions and other relief in Claims subject to arbitration pursuant to this Agreement. Subject to applicable laws, the arbitrator shall administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure, and the arbitrator shall apply substantive and procedural California law to any Claim, without references to conflict-of-law provisions of any jurisdiction. To the extent that the JAMS Rules are in irreconcilable conflict with California law, California law shall take precedence over the JAMS Rules.

d. Final and Binding Arbitration. The decision of the arbitrator shall be final, conclusive, and binding on the Parties. The Parties agree that that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.

e. Injunctive Relief. The parties hereby agree to waive their right to have any Claim between them resolved in a court of law by a judge or jury. Notwithstanding the foregoing, this Section 16(e) will not prevent either Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their Claim relating to this Agreement and the agreements incorporated herein by reference.

f. Class Action Waiver. Except for Excluded Claims (as defined below in Section 16(g)), the Parties intend and agree that (i) class action and representative action procedures are hereby waived and shall not be asserted, nor will they apply, in any arbitration pursuant to this Agreement; (ii) each Party will not assert class action or representative action Claims against the other Party in arbitration or otherwise; and (iii) the Parties shall only submit their own, individual Claims in arbitration and will not seek to represent the interests of any other person. To the extent the Parties’ Claims involve both timely filed Excluded Claims and Claims subject to arbitration under this Agreement, the Parties agree to bifurcate Excluded Claims from Claims subject to arbitration, and stay the Excluded Claims for the duration of the arbitration proceedings.

g. Excluded Claims. “Excluded Claims” are causes of action or claims: (i) under Section 7 of the National Labor Relations Act, (ii) for representative actions under the California’s Private Attorneys’ General Act (“PAGA”), (ii) under the California Workers’ Compensation Act, (iv) for unemployment compensation benefits; (v) for benefits under a plan that is governed by the Employee Retirement Income Security Act of 1974, (vii) occurring after a Change in Control, and (viii) expressly prohibited from mandatory arbitration under applicable law. To the extent permitted by law, individual Claims under PAGA or Claims under California Labor Code section 558(a) are not Excluded Claims, and thereby are subject to arbitration pursuant to this Agreement.

h. Arbitration Costs and Fees. With respect to costs associated with the arbitration under this Section 16, Employee shall only pay the JAMS filing or administrative fee up to the equivalent amount of the initial filing Employee would have paid to commence an action in the California Superior Court, County of Orange. The Company will pay any other JAMS administrative fees, arbitrator’s fees, and any additional fees unique to arbitration.

i. Attorneys’ Fees for Motion to Compel Arbitration. A Party who is forced to file a motion or petition to compel arbitration of a dispute arising under this Agreement may recover attorneys’ fees incurred in making the successful motion or petition.

j. Operative Arbitration Agreement. Should any part of this Section 16 conflict with any other arbitration agreement between the Parties, whether written, oral, or implied, the Parties agree that this Section 16 in this Agreement shall govern.

17. Method of Providing Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered (a) personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the Parties at the addresses set forth below or (b) by email to the email addresses set forth below:

If to the Company: GAN Nevada, Inc., 400 Spectrum Center Dr. Suite 1900, Irvine, CA 92618; Attention: Chief Legal Officer (legal@gan.com); with a copy to Human Resources (hr@gan.com)

If to Employee: Employee’s personal home and email addresses in the records of the Company, as may be updated from time to time by Employee.

18. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of both of the Company and to bind Company and all who may claim through them to the terms and conditions of this Agreement. Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement.

19. No Representations. Employee represents that Employee has had an opportunity to consult with an attorney and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

20. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

21. Fees and Costs. In the event that either Party brings an action to enforce or affect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action (“Fees and Costs”). Specifically, unless otherwise prohibited by applicable law, an arbitrator, court, governmental agency, or other judicial tribunal shall (i) award Fees and Costs to the prevailing party of an arbitration under this Agreement and (ii) award Fees and Costs to the prevailing party in the event any legal action or arbitration is commenced of any kind or character to enforce the provisions of this Agreement or to obtain damages for a breach thereof.

22. Mutual Drafting. Each Party has participated, or had the right to participate, in the drafting, negotiation, and preparation of this Agreement. The Parties expressly waive any Claim, rule of law, contention, or argument that would require ambiguities in this Agreement to be interpreted or construed against the Party that drafted the Agreement.

23. Complete Integration; Entire Agreement. This Agreement (including Exhibits A, B, C, and D attached hereto) represents the entire agreement and understanding between Company and Employee concerning the subject matter of this Agreement and Employee’s employment with the Company. Except as subsequently modified pursuant to Section 24, this Agreement (including Exhibits A, B, C, and D attached hereto) supersedes and replaces all prior agreements, offer letters, promises, representations, and understandings concerning the subject matter of this Agreement and Employee’s employment with Company, including, but not limited to, the Prior Agreement. No extrinsic evidence whatsoever may be introduced in any judicial proceedings or arbitration involving the parties’ intent in this Agreement.

24. No Oral Modification. This Agreement shall only be amended in a writing signed by both Employee and the CEO.

25. Governing Law. This Agreement shall be governed by the laws of the State of California without regard for choice-of-law provisions. For any claim or action not covered in or subject to Section 16, Employee consents to personal and exclusive jurisdiction and venue in the courts within Orange County, California or within the county surrounding Employee’s Principal Place of Employment.

26. Section Headings. Section headings used in this Agreement are for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

27. Counterparts. This Agreement may be executed in counterparts, each of which shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. The Parties also understand and agree that a facsimile or digital signature shall be deemed an original signature for purposes of this Agreement.

28. Voluntary Execution of Agreement. Employee understands and agrees that they have executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of Company or any third party. Employee acknowledges that:

a. Employee has read this entire Agreement;

b. Employee has been represented or given the opportunity to be represented in the negotiation and execution of this Agreement by legal counsel of Employee’s own choice;

c. Employee understands the terms and consequences of this Agreement; and

d. Employee is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Employment Agreement, the effect of which shall apply as of the Effective Date referenced above.

EMPLOYEE

By:
Brian Chang

GAN Nevada, Inc.

By:
Dermot Smurfit, Chief Executive Officer

EXHIBIT A

Chief Financial Officer

Job Description

External Information:
Location: Irvine, US
Type: Full-Time, Exempt Position Reports to (Supervisor): CEO Direct Reports: FP&A, Accounting, Investor Relations

Team Overview:

The Finance team is responsible for the global accounting, reporting, and forecasting for GAN and all subsidiaries.

Job Purpose:

The Chief Financial Officer directs and oversees the financial activities of the corporation, directs the preparation of current financial reports and summaries, and creates forecasts predicting future growth.

Description of Job Responsibilities:

●	Directs the preparation of all financial statements, including income statements, balance sheets, shareholder reports, tax returns, and governmental agency reports.
●	Compares profit projections to actual figures and budgeted expenses to actual expenses; makes or oversees any necessary adjustments to future projections and budgets.
●	Reviews planning process and suggests improvements to current methods.
●	Analyzes operations to identify areas in need of reorganization, downsizing, or elimination.
●	Partners across the organization to coordinate long range planning and establish priorities for the planning process.
●	Studies long-range economic trends and projects their impact on future growth and market share.
●	Identifies opportunities for expansion into new markets / products.
●	Oversees investment of funds and works with investment bankers to raise additional capital required for expansion.
●	Responsible for cash forecasts for operational requirements, debt compliance and overall liquidity purposes.
●	Own all aspects of financial controls for Sarbanes Oxley 404 compliance.

Requirements:

●	At least 15 years’ experience within finance and accounting and at least 10 years as a financial leader and manager in technology-focused industries
●	Bachelor’s Degree and MBA preferred
●	CPA certification
●	Experience serving as a financial leader within a NASDAQ listed business as well as experience executing budgeting and strategic planning processes
●	Possess extensive and current knowledge of cutting-edge principles and practices associated with accounting, cost management, foreign exchange, finance, and systems
●	Thorough knowledge of accounting principles and procedures
●	Experience with creating financial statements, general ledger function and month-end/year-end close process
●	10+ years of experience in corporate development, M&A, and/or venture capital required.
●	Experience in the gambling industry strongly preferred.
●	Strong command of the M&A processes, including strategic evaluation, negotiation, structuring, due diligence and execution
●	Extensive deal management experience
●	Strong business modeling and valuation ability
●	Ability to present, articulate, and defend analysis with key stakeholders.
●	Strong analytical and critical thinking skills
●	Excellent relationship building and negotiation skills
●	Strong emotional IQ (EQ) and demonstrated ability to create relationships with new people quickly and easily and manage those relationships effectively over time
●	Ability to thrive in a fast-paced, deadline-driven environment
●	Self-motivated and solution-oriented
●	Highly organized with strong attention to detail and follow-through
●	Confident, strategic thinker
●	Strong presentations skills
●	Excellent oral and written communication skills
●	Ability to plan strategically, but stay on top of tactical execution

Travel Requirements:

This role requires up to 20% of travel to other GAN offices, clients and investors.

EXHIBIT B

GAN Equity Incentive Plan – Included as an attachment in the DocuSign envelope

EXHIBIT C

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (Agreement) is entered into between [●] (you) and GAN Limited (Company). You and the Company (together, the Parties) agree as follows:

1. Termination of Employment Relationship: Your employment relationship with the Company will end on [●] (Termination Date). You will no longer be authorized to transact business or incur any expenses, obligations and liabilities on behalf of the Company after the Termination Date.

2. Acknowledgements: You acknowledge that the Company relied on the following representations by you in entering into this Agreement:

a.	You acknowledge that you do not have a claim of unlawful discrimination; retaliation; harassment; sexual harassment, abuse, assault, alleged criminal conduct, or other alleged unlawful employment practices or unlawful conduct against the Company or any of the Released Parties (as defined below).

b.	You have received all compensation due to you through the Termination Date as a result of services performed for the Company with the receipt of your final paycheck.

c.	You have reported to the Company any and all work-related injuries or occupational illnesses incurred by you during employment with the Company.

d.	The Company properly provided any leave of absence because of your or your family member’s health condition or military service and you have not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave.

e.	You have had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on part of the Company.

3. Full and Final Release: In exchange for the benefits provided by the Company under this Agreement, you fully and forever release and discharge the Company, its parents, subsidiaries, affiliates, and related entities and all of their respective agents, attorneys, employees, officers, directors, shareholders, members, managers, employee benefit plans and fiduciaries, insurers, successors, and assigns, (Released Parties) from any and all claims and potential claims that may legally be waived by private agreement, whether known or unknown, which you have asserted or could assert against the Company arising out of or relating in any way to any acts, circumstances, facts, transactions, omissions, based on facts occurring up to and including the date you sign this Agreement (Claims). You understand that you are releasing such Claims on behalf of yourself and all persons who could make Claims under, through or by you, such as your spouse, heirs, executors or assignees.

This release includes, but is not limited to, (i) any and all Claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (ADEA), the Family and Medical Leave Act (FMLA), the Employee Retirement Income Security Act (ERISA), the National Labor Relations Act (NLRA), the Pregnancy Discrimination Act, the Worker Adjustment and Retraining Notification Act, the Americans with Disabilities Act (ADA), any amendments to such laws, any other federal, state, or local constitution, charter, law, rule, ordinance, regulation, or order [or those of any other county]; (ii) Claims in equity or under common law including but not limited to claims for tort, breach of contract (express or implied, written or oral), wrongful discharge, defamation, emotional distress, and negligence;

(iv) You are releasing all rights under section 1542 of the California Civil Code. Section 1542 provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

4. Non-Admission: This Agreement shall not be construed as an admission by the Company of any liability or acts of wrongdoing or unlawful conduct, nor shall it be considered to be evidence of such liability, wrongdoing, or unlawful discrimination.

5. Proprietary Information: You understand that you are required to return all confidential and proprietary information, computer hardware or software, files, papers, memoranda, correspondence, customer lists, financial data, credit cards, keys, tape recordings, pictures, and security access cards, and any other items of any nature which are the property of the Company, regardless of whether you sign this Agreement. The Company may choose to delay payment under this Agreement if you do not return all such information to the Company. You further agree not to retain any tangible or electronic copies of any such property in your possession or under your control. To the fullest extent permitted by law, you also agree to retain in confidence any confidential information known to you concerning the Company until such information is publicly available.

6. Confidentiality of Agreement: You agree that you will maintain the confidentiality of this Agreement and will not disclose in any fashion the nature and terms of this Agreement, and/or the substance or content of discussions involved in reaching this Agreement, except to your lawyer, accountant, or immediate family, or governmental agency without the prior written consent of an officer of the Company, except as necessary in any legal proceeding directly related your employment with the Company or the provisions and terms of this Agreement, to prepare and file income tax forms, or as required by court order after reasonable notice to the Company; and provided that Employee instructs the aforementioned recipient(s) of the information (with the exception of a governmental agency), and such individuals agree not to disclose the terms of this Agreement.

7. Cooperation: You agree to cooperate with the Company relating to matters within your knowledge or responsibility. Without limiting this commitment, you agree (i) to meet with Company representatives, its counsel, or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; (iii) to provide the Company with notice of contact by any non-governmental adverse party or such adverse party’s representative, except as may be required by law. The Company will reimburse you for reasonable expenses in connection with the cooperation described in this paragraph.

This paragraph shall not require you to cooperate with the Company regarding any charge or litigation in which you are a charging or complaining party, or any confidential investigation by a government agency in which you are asked by such agency to maintain information in confidence.

8. Non-Disparagement: You agree that you shall not make, directly or indirectly, to any person or entity, including but not limited to the Company’s present, future, and/or former employees and/or clients, and/or the press, any negative, derogatory or disparaging oral, written and/or electronic statements about the Company, their products and services, or your employment with and/or separation from employment with the Company, or do anything which damages the Company or any of its and/or their products and services, reputation, good will, financial status, or business or client relationships. You further agree not to post any such statements on the internet or any blog or social networking site, including but not limited to Facebook, Glassdoor, LinkedIn, or any other internet site or platform.

9. Applicable Law: This Agreement shall be interpreted under the law of the state in which you worked for the Company, without regard to conflicts of laws principles.

10. Complete Release: This Release constitutes the complete and total agreement between you and the Company with respect to issues addressed in this Agreement, except your obligations you may have under any other Agreements with the Company regarding the non-disclosure of trade secrets and confidential or proprietary information, prohibiting solicitation of customers, suppliers, or employees, prohibiting competition with the employer, assigning intellectual property, or providing for a dispute resolution mechanism including arbitration, contained in any agreements you have entered into with the Company under applicable law, including the Employment Agreement. You represent that you are not relying on any other written or oral representations not fully expressed in this document. You agree that this Agreement shall not be modified, altered, or discharged except by written instrument signed by you and an authorized Company representative. The headings in this document are for reference only, and shall not in any way affect the meaning or interpretation of this Agreement.

11. Severability: You agree that should any part of this Agreement except the release of claims be found to be void or unenforceable by a court of competent jurisdiction, that determination will not affect the remainder of this Agreement.

12. Use As Evidence: The Parties agree that this Agreement may be used as evidence in a subsequent proceeding in which any of the Parties allege a breach of this Agreement or as a complete defense to any lawsuit brought by any party. Other than this exception, the Parties agree that this Agreement will not be introduced as evidence in any proceeding or in any lawsuit.

13. Binding Agreement and Covenant Not to Sue: You understand that following the Revocation Period (as defined below), this Agreement will be final and binding. You promise not to file a lawsuit or arbitration proceeding based on any claim that is settled by this Agreement. If you break this promise or fail to comply with your obligations under the Agreement, you agree to pay all of the Company’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any claims covered by this Agreement or any Released Party’s efforts to enforce the terms of this Agreement, except this covenant not to sue does not apply to claims under the Older Worker Benefit Protection Act (OWBPA) and the ADEA. Although you are releasing claims that you may have under the ADEA, you may challenge the knowing and voluntary nature of this release before a court, the Equal Employment Opportunity Commission (EEOC) or any other federal, state, or local agency charged with the enforcement of any employment laws. You understand, however, that if you pursue a claim against the Company under the OWBPA and/or the ADEA to challenge the validity of this Agreement and the Company prevails on the merits of an ADEA claim, or a Released Party files a lawsuit or arbitration to enforce any part of this Agreement, a court has the discretion to determine whether the Company is entitled to restitution, recoupment, or set off (hereinafter “reduction”) against a monetary award obtained by you in the court proceeding. A reduction never can exceed the amount you recover, or the consideration you received for signing this Agreement, whichever is less. This provision is not intended to preclude otherwise available recovery of attorneys’ fees or cost specifically authorized under applicable law.

14. Advice of Counsel: You acknowledge that you have read and fully understand the terms of this Agreement. The Company advises you, in writing, to consult with an attorney of your choice regarding the terms of this Agreement prior to signing this Agreement.

15. Consideration Period: You understand that you have at least 21 days from the date you receive this Agreement and any attached information to consider the terms of this Agreement, including whether to sign this Agreement (Consideration Period). You must not sign this Agreement prior to the Termination Date. If you choose to sign this Agreement before the Consideration Period ends, you represent that it is because you freely chose to do so after carefully considering its terms. You agree with the Company that changes, whether material or immaterial, do not toll or restart the running of the Consideration Period. You agree the Company has made no threats or promises to induce you to sign earlier. You acknowledge that this Agreement is a “negotiated” agreement as defined by California law (Government Code 12964.5(c)(2) defines “negotiated” to mean the Agreement is “voluntary, deliberate, and informed, provides consideration of value to the employee, and that the employee is given notice and an opportunity to retain an attorney or is represented by an attorney”).

16. Revocation Period: You shall have seven calendar days from the date you sign this Agreement to revoke this Agreement by delivering a written notice of revocation to the same person as you returned this Agreement (Revocation Period). If the Revocation Period expires on a weekend or holiday, you will have until the end of the next business day to revoke. This Agreement will become effective on the day after the end of the Revocation Period (Effective Date), provided you do not revoke this Agreement.

17. Return of Signed Agreement: You are required to return your signed Agreement and any written revocation notice to Betty Wong, Chief People Officer at bwong@gan.com.

18. No Interference with Rights: You understand this Agreement does not apply to (i) claims for unemployment or workers’ compensation benefits, (ii) claims or rights that may arise after the date that you sign this Agreement, (iii) claims for reimbursement of expenses under the Company’s expense reimbursement policies, (iv) any vested rights under the Company’s ERISA-covered employee benefit plans as applicable on the date you sign this Agreement, and (v) any claims that controlling law clearly states may not be released by private agreement. Moreover, nothing in this Agreement (including but not limited to the acknowledgements, release of claims, the promise not to sue, the confidentiality and non-disparagement obligations, cooperation, and the return of property provision) (i) limits or affects your right to challenge the validity of this Agreement under the ADEA or the OWBPA, (ii) prevents from communicating with, filing a charge or complaint with; providing documents or information voluntarily or in response to a subpoena or other information request to; or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, the Occupational Safety and Health Administration, law enforcement, or any other any federal, state or local agency charged with the enforcement of any laws, or from responding to a subpoena or discovery request in court litigation or arbitration, or (iii) precludes you from exercising your rights, if any, under Section 7 of the NLRA or under similar state law to engage in protected, concerted activity with other employees, including discussing your compensation or terms and conditions of employment.

In addition, nothing in this Agreement shall be construed to prevent you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; waive your right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of the Company, or on the part of the agents or employees of the Company, when you have been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature.

By signing this Agreement you are waiving your right to recover any individual relief (including any backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by you or on your behalf by any third party, except for any right you may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency or where otherwise prohibited.

Notwithstanding your confidentiality and non-disclosure obligations in this Agreement and otherwise, you understand that as provided by the Federal Defend Trade Secrets Act, you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

In exchange for the promises contained in this Agreement, the Company promises to provide the benefits set forth in this Agreement.

Date:____________	____________________________ Betty Wong, Chief People Officer	_______________________________ Signature

You have read this Agreement and understand its legal and binding effect. You are acting voluntarily, deliberately, and of your own free will in signing this Agreement. The Company has provided you with all information needed to make an informed decision to sign this Agreement, notice of and an opportunity to retain an attorney, and an opportunity to ask questions about this Agreement.

Date:____________ Not valid if signed before Termination Date	___________________________ Employee Name Printed	_______________________________ Signature

EXHIBIT D

WRITTEN NOTIFICATION TO EMPLOYEE

In accordance with California Labor Code section 2872, you are hereby notified that your Employment Agreement does not require you to assign to GAN Nevada, Inc. or its Affiliates (the “Company”) any Company intellectual property for which no equipment, supplies, facility, or trade secret information of the Company was used and that was developed entirely on your own time, and does not relate to the business of the Company or to the Company’s actual or demonstrably anticipated research or development, or does not result from any work performed by you for the Company.

Following is the text of California Labor Code section 2870:

a.	Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information, except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

b.	To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Page 22 of 22